FOR:	Interpool, Inc.

CONTACT:	James F. Walsh (609) 452-8900 www.interpool.com

INTERPOOL TO PAY SPECIAL CASH DIVIDEND ON COMMON STOCK

PRINCETON, NJ, October 14, 2005 - Interpool, Inc. (NYSE:IPX) announced today that it will pay a special cash dividend of $1.00 per share. The special dividend will be payable on November 10, 2005 to shareholders of record on October 27, 2005. The aggregate amount of the dividend is expected to be approximately $28.5 million and will not affect the company’s normal quarterly dividend.

Martin Tuchman, Interpool’s Chairman and Chief Executive Officer, commented, “We are pleased to be able to make this special dividend payment, which reflects our focus on shareholder value. While we continue to use our strong cash flow to grow our core business, we wanted to take this opportunity to distribute more to our loyal shareholders.”

The company also reported that it has received cash proceeds of approximately $15 million from the sale of a non-related, non-transportation company in which Interpool had held a minority equity position since 1997. Interpool expects to report an after-tax gain from this transaction of approximately $11.4 million during the third quarter of 2005. In addition, Interpool’s former President, Raoul Witteveen, has exercised his remaining stock options and received a total of 1,140,000 shares of Interpool’s common stock during September and October 2005. Payment received from Mr. Witteveen for the exercise price of the options consisted of $6.6 million in cash and 284,880 shares of the company’s common stock.

In a separate press release dated today, Interpool announced that it will be amending certain of its filings with the Securities and Exchange Commission to correct an accounting error.

The company will hold a conference call on Monday, October 17, 2005 at 11:30 AM Eastern Daylight Time. Interested investors should call 1-888-694-4769 ten minutes prior to the time of the conference call. Callers from outside North America please call 1-973-582-2757 and hold for an operator. Identify yourself and your company and inform the operator that you are participating in the Interpool Conference Call.

If you are unable to access the Conference Call at 11:30 AM Eastern Daylight Time, please call 1-877-519-4471 to access the taped digital replay. To access the replay, please call and enter the digital pin 6610505. This replay will first be available at 2 p.m. Eastern Daylight Time on October 17, 2005 and will be available until November 17, 2005 at 2 p.m. Eastern Daylight Time.

Investors will also have the opportunity to listen to the Conference Call live at the company’s web site www.interpool.com. To listen to the live call via the Internet, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live web cast, a replay will be available two hours after the call is completed and will remain available for thirty days.

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. The company is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.